US Precious Metals Inc. Announces Phase 2 Development to Begin Immediately On Its Michoacán, Mexico Property

MARLBORO, N.J., September 24th, 2013 /PRNewswire/ -- USPR (OTCQB:USPR) in conjunction with its Joint Venture partners Mesa Acquisition Group LLC/Alba Petroleos De El Salvador Sem De Cv, is pleased to announce the immediate commencement of Phase II development on its Solidaridad mining concessions located in Michoacán, Mexico.

George Mesa, President/CEO of Mesa Acquisition Group stated “Not only did it confirm previous areas indicated in the previous drilling programs, but uncovered new areas of high intensity gold mineralization.” He continued; “As you know, I have been studying the property, core samples, drilling programs with Mr. Serrat, Mr. Figueredo, and my partners for more than a year now. This confirmation was more than enough for us to move forward. We will begin Phase 2 immediately. Based on the unexpected results, we are also in internal discussions between with our partners as to putting together a package to exceed the previous amounts contemplated for Phase 3”

Phase II will include applying the Forming Short-Pulsed Electromagnetic Fields (FSPEF) and Vertical Electric-Resonance Sounding (VERS) on a majority of the 2,134 acres. The FSPEF technology will be even more detailed than the high spectrum UV laser satellite imagery, honing in on the proven deposits and the VERS technology will identify volume and depth of mineralization in all areas of interest. Together when completed, these technologies will provide a more detailed information on mineralization on the property, including the 27 gold anomolies previously reported by the Company.

In addition, the Mesa Acquisition Group is currently in discussions with the relevant government bodies regarding road permits, hauling routes, water, and electric as well as all environmental requirements to facilitate Phase 2 development. They also have begun identifying the necessary equipment and earthmovers that will be brought to the site.

The satellite imaging covered 2,134 acres of the Company’s 37,000 acres or 5.7% of its property. The purpose of the imaging was to confirm existing geology developed by Mr. David Burney, USPR’s geologist through 2 drilling programs and on-site mapping and sampling, and to identify further areas of potential interest. Both of these goals were achieved with this imaging program. The satellite imaging identified 27 gold anomalies of which numerous showed high intensity levels. A total of 217 surface acres were identified by the 27 anomalies.

Mr. Jerry Pane Chairman and CEO stated:” "After many years of hard work, I am thrilled that our results to date have greatly exceeded expectations and we are now in the position to begin Phase II of our development program with the Mesa Acquisition Group.” Mr. Pane continued, “This is an extremely exciting time for our company and shareholders, we are looking forward to quickly completing phase II and moving expeditiously into Phase 3, which of course is the mining of the property”.

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About US Precious Metals, Inc.:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacán, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.

Forward Looking Statement Disclaimer:  This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. The content of this press release is based on information available to the Company at the present date from its contract provider on the imaging results. The Company reminds investors that actual mining results or further geological work may differ from those set forth in the forward-looking statements or as otherwise stated in this press release. Moreover, the Company can not predict the results of the Forming Short-Pulsed Electromagnetic Fields (FSPEF) and Vertical Electric-Resonance Sounding (VERS) discussed in this press relase. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control).

U.S. Precious Metals, Inc.

http://usprgold.com

Investor Relations:

Steven Chizzik

President

The Verrazano Group, LLC

(973) 232 5132 Office

(201) 454 5845 Cell

Email:  steve@theverrazanogroup.com